RETIREMENT AND TRANSITION AGREEMENT
THIS RETIREMENT AND TRANSITION AGREEMENT (the “Agreement”) made as of April 22, 2019 is by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry” or the “Company”), and GARY WEIS (hereinafter referred to as “Weis”).
WITNESSETH:
WHEREAS, Sonic Foundry has employed Weis, and Weis has been employed by Sonic Foundry as Chief Executive Officer since March 31, 2011, pursuant to the terms of a certain employment agreement, dated September 30, 2011 (the “Employment Agreement”); and
WHEREAS, Sonic Foundry and Weis have mutually agreed that effective May 1, 2019 (the “Effective Date”), Weis shall retire from his capacity (i) as Chief Executive Officer and Chief Technology Officer of Sonic Foundry, (ii) as a member of the Board of Directors of Sonic Foundry Media Systems, Inc., Mediasite K.K., and Sonic Foundry International B.V., and (iii) as an officer of Sonic Foundry Media Systems, Inc. and Sonic Foundry International B.V., but shall retain his seat as a member of the Board of Directors pursuant to the terms of the Company’s By-laws and further, shall serve in the capacity of Senior Advisor through April 30, 2020; and
WHEREAS, this Agreement is intended to set forth the mutual understanding and agreement of the Company and Weis regarding the transition of Weis from Chief Executive Officer of the Company to Senior Advisor.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:
First: Resignation.
Weis hereby resigns as (i) Chief Executive Officer and Chief Technology Officer of the Company, (ii) a member of the Board of Directors of Sonic Foundry Media Systems, Inc., Mediasite K.K., and Sonic Foundry International B.V., and (iii) an officer of Sonic Foundry Media Systems, Inc. and Sonic Foundry International B.V., effective as of the Effective Date. Weis agrees to serve as Senior Advisor to the Company from the Effective Date through April 30, 2020, (the "End Date", and such period, the "Term of this Agreement"). Weis also agrees to retain his seat as a member of the Board of Directors pursuant to the terms of the Company’s By-laws. Except as provided herein, following the Effective Date, the Company will have no further obligations to Weis, and Weis shall have no further obligations to the Company, including under the Employment Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings used or defined in the Employment Agreement.
Second: Continuing Duties.
(a) During the Term of this Agreement, Weis agrees to provide transitional services to the Company, as well as transactional and negotiation assistance to the Special Committee of the Board of Directors (“Special Committee”). Transitional assistance will relate to the transition of Weis’s existing employment responsibilities to his successor, advising Company personnel on industry and business matters. Transactional and negotiation assistance will consist of advising the Special Committee and providing negotiation assistance with respect to strategic alternatives seeking to maximize shareholder value. During the Term of this Agreement, Weis agrees to make himself reasonably available to provide services reasonably requested by the Company, and Weis will not accept any other employment, consultancy or position that would interfere in any way with Weis’s duties and responsibilities hereunder. During the Term of this Agreement, Weis will report to the Board of Directors or, with respect to assistance regarding strategic alternatives, to the Special Committee.

(b) During the term of this agreement, Weis will receive $30,000 per month, payable biweekly at a rate of $13,846.15, but, except as set in paragraph (c) below, will not be eligible for any other compensation or benefits, including those set forth in the Employment Agreement. In addition, all of Weis’s existing options shall fully vest on the Effective Date. In the event of the death of Weis during the Term of this Agreement, the remaining unpaid amount under this paragraph (b) shall be paid in one lump sum to Weis’s estate. In the event of the disability of Weis during the Term of this Agreement such that Weis is unable to perform his duties hereunder, the remaining unpaid amount under this paragraph (b) shall continue to be paid to Weis biweekly at a rate of $13,846.15.

(c) Weis shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of his responsibilities pursuant to this Agreement, including mileage reimbursement and hotel and other expenses incurred in Madison or in other locations where travel is requested.
Third: Restrictive Covenants.
Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, all of Articles Sixth and Tenth of the Employment Agreement (including but not limited to the restrictions on competition set forth in Article Tenth thereof, and Weis’s obligation to protect the Company’s confidential information set forth in Article Sixth thereof) will continue to apply to Weis (a) with respect to Weis’s obligation to protect the Company’s confidential information set forth in Article Sixth, indefinitely, and (b) with respect to the restrictions on competition set forth in Article Tenth, during the Term of this Agreement and the Relevant Period. For the avoidance of doubt, the "Relevant Period" is the longer of the period from the End Date through the first anniversary thereof or such longer period as may be set forth or understood from the Employment Agreement.

Fourth: Indemnification.

Nothing in this Agreement will affect the Company’s rights to indemnification from Weis in the event Weis breaches Article Fourth hereof (as set forth in Article Eighteenth of the Employment Agreement).

Fifth: Arbitration; Governing Law
Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.
Sixth: Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to Gary Weis, at PO Box 272, Deerfield, Illinois 60015, or to Sonic Foundry, at its principal office.
Seventh: Waiver of Breach
The waiver by Sonic Foundry of a breach of any provision of this Agreement by Weis shall not operate or be construed as a waiver of any subsequent breach by Weis.
Eighth: Assignment
The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

Ninth: Entire Agreement; Written Amendment
This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Without limiting the generality of the foregoing, except as set forth herein, all terms and provisions set forth in the Employment Agreement shall be of no further force or effect.
Tenth: Equitable Relief; Partial Enforcement
Sonic Foundry and Weis have agreed that violation or breach of Article Third will result in irreparable injury to the Company and shall entitle the Company to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Weis have further agreed in the event that only a portion of Articles Third shall be deemed enforceable or valid that portion of such Article as shall be enforceable or valid shall be enforced. Sonic Foundry and Weis have further agreed that the court making a determination of the validity or enforceability of such Article shall have the power and authority to rewrite the restrictions contained in such Article to include the maximum portion of the restrictions included within such Article as are enforceable, valid and consistent with the intent of the parties as expressed in such Article. In the event that any court rather than arbitration proceeding is initiated by Sonic Foundry in order to obtain equitable relief per this Article Tenth, absent assertion of a frivolous claim or defense, each party shall bear its or his own legal expenses in connection with such proceeding.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Mark D. Burish

Its:	Chairman of the Board of Directors

/s/ Gary Weis

Gary Weis